AMENDED MULTIPLE CLASS PLAN

on behalf of

Franklin California Ultra-short tax-free income fund

This Amended Multiple Class Plan (the “Plan”) has been adopted by a majority of the Board of Trustees (the “Board”) of Franklin California Tax-Free Trust (the “Investment Company”), including a majority of the Board members who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Investment Company, for its series named above (the “Fund”).  The Board has determined that the Plan, including the expense allocation methods among the classes, is in the best interests of each class of the Fund, the Fund and the Investment Company as a whole.  The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Fund.

1.                  The Fund publicly offers three classes of shares, known as Class A1 Shares, Class R6 Shares and Advisor Class Shares.

2.                  Class A1 Shares, Class R6 Shares and Advisor Class Shares are not subject to any front-end sales charges.

3.                  Class A1 Shares, Class R6 Shares and Advisor Class Shares are not subject to any CDSC.

4.                  No Rule 12b-1 Plan has been adopted on behalf of Class A1 Shares, Class R6 Shares or Advisor Class Shares and, therefore, Class A1 Shares, Class R6 Shares and Advisor Class Shares shall not be subject to deductions relating to Rule 12b-1 fees.

5.                  With respect to transfer agency fees and expenses, the Investment Company, on behalf of the Fund, has entered into an Amended and Restated Transfer Agent and Shareholder Services Agreement (the “Agreement”) with respect to the Fund’s classes of shares for the provision of various transfer agency and shareholder services.  Under the Agreement, fees and expenses (including out of pocket expenses) for such services are incurred separately for: (i) Class A1 Shares and Advisor Class Shares (the “Service Classes”) as a group (which includes beneficial owner servicing fees and networked account servicing fees); and (ii) Class R6 Shares (which does not incur beneficial ownership services and network account servicing fees).

6.                  All fees and expenses incurred by the Fund, other than Rule 12b-1 fees and transfer agency fees and expenses (including out of pocket expenses), as described above, are Fundwide Expenses (as that term is defined in Rule 18f-3 under the 1940 Act).  The transfer agency fees and expenses (including out of pocket expenses, beneficial owner servicing fees and networked account servicing fees) incurred by the Service Classes are treated as Fundwide Expenses with respect to the Service Classes only, and the transfer agency fees and expenses (including out of pocket expenses) incurred by Class R6 Shares are borne solely by the holders of Class R6 Shares.  For purposes of these expense allocations, the specific fees or expenses incurred under a particular Rule 12b-1 Plan or under the Agreement include any fees or expenses directly associated with such Rule 12b-1 Plan or Agreement, including proxy preparation and solicitation expenses or similar expenses related to any shareholder vote related thereto.

7.                  The only difference in expenses as among the Service Classes, together as a group on the one hand, and the Class R6 Shares, on the other shall relate to differences in transfer agent and shareholder services expenses, as described above, and any Rule 12b-1 Plan expenses of a Service Class, as described in the applicable Rule 12b-1 Plans.  The only difference in expenses among the Service Classes shall relate to differences in Rule 12b-1 Plan expenses, if any, as described in the applicable Rule 12b-1 Plans.

8.                  There shall be no conversion features associated with the Class R6 and Advisor Class Shares.

9.                  Shares of Class R6 and Advisor Class may be exchanged for shares of another investment company within the Franklin Templeton Group of Funds according to the terms and conditions stated in each fund’s prospectus and SAI, as may be amended from time to time, to the extent permitted by the 1940 Act, and the rules and regulations adopted thereunder.

10.              Each class will vote separately with respect to any Rule 12b-1 Plan related to, or which now or in the future may affect, that class.

11.              All material amendments to this Plan must be approved by a majority of the Board members, including a majority of the independent Board members.

12.              I, Karen L. Skidmore, Vice President and Secretary of the Investment Company, do hereby certify that this Amended Multiple Class Plan was adopted on behalf of the Franklin California Ultra-Short Tax-Free Income Fund, by a majority of the Board members of the Investment Company, including a majority of the independent Board members, on July 12, 2017.

/s/ Karen L. Skidmore

Karen L. Skidmore

                                                                                    Vice President & Secretary